Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
BroadVision, Inc.

We consent to the incorporation by reference in the prospectus constituting a part of this Post-effective Amendment to the Registration Statement (Form S-3 on Form S-1), Registration No. 333-125640, of BroadVision, Inc. of our report dated March 26, 2007 on the consolidated financial statements and schedule of BroadVision, Inc. and its subsidiaries, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
April 5, 2007